Exhibit 10.02
FIRST AMENDMENT TO
CARDINAL HEALTH, INC.
AMENDED AND RESTATED
OUTSIDE DIRECTORS EQUITY INCENTIVE PLAN
This First Amendment (this “Amendment”) to the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan (the “Plan”) is made as of February 23, 2006 pursuant to resolutions of the Board of Directors of Cardinal Health, Inc., an Ohio corporation, adopted during a meeting held on February 23, 2006. This Amendment shall be applicable to all awards granted under the Plan.
     1. Subsection 6(a) of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:
(a) Restricted Share and Restricted Share Unit Award Agreement. Each Restricted Share or Restricted Share Unit grant shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Committee. Such Restricted Share or Restricted Share Unit Award Agreement shall describe the Restricted Shares or Restricted Share Units and state that such Restricted Shares or Restricted Share Units are subject to all the terms and provisions of the Plan and shall contain such other terms and provisions, consistent with the Plan, as the Committee may approve. At the time any Restricted Shares are awarded, the Committee may determine that such Shares shall, after vesting, be further restricted as to transferability or be subject to repurchase by the Company upon occurrence of certain events determined by the Committee, in its sole discretion, and specified in the applicable Restricted Share Award Agreement. Awards of Restricted Shares or Restricted Share Units must be accepted by a grantee thereof within the period of time specified by the Committee at grant, if any, by executing the Restricted Share or Restricted Share Unit Award Agreement and paying the purchase price, if any, of such award. The prospective recipient of a Restricted Share or Restricted Share Unit award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.